                                                                   EXHIBIT 12.1


                                                                                    For the Fiscal Year Ended June 30,
                                                                                -------------------------------------------
                                                      September 30,
                                                         2000          2000        1999        1998         1997       1996
                                                         ----          ----        ----        ----         ----       ----
                   Ratio of Earnings to Fixed            9.8x          8.3x        3.1x        2.4x          -         12.4x
                   Charges...................

                                            The ratio of earnings to fixed
                                            charges is calculated as (i) the sum
                                            of earnings before taxes from
                                            continuing operations plus fixed
                                            charges and amortization of
                                            capitalized interest less interest
                                            capitalized, divided by (ii) fixed
                                            charges, which include amortization
                                            of expenses related to indebtedness,
                                            interest within rental expense and
                                            interest expensed and capitalized.
                                            In the fiscal year ended June 30,
                                            1997, earnings were not adequate to
                                            cover fixed charges by $54.6
                                            million.